UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ITT Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITT Inc.
1133 Westchester Avenue
White Plains, NY 10604

ADDITIONAL INFORMATION REGARDING ITT INC.’S DEFINITIVE PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

On March 29, 2020, following the recommendation of the Chief Executive Officer (the “CEO”), the Compensation and Personnel Committee of the board of directors (the “Committee”) of ITT Inc. (the “Company”) approved a 20% reduction to the base salary of the Company’s named executive officers, including the CEO, in response to the COVID-19 pandemic and the resulting significant global economic uncertainty. The reductions in base salaries will take effect on April 1, 2020 and will continue until such time as the Committee takes further action.

In addition, on March 29, 2020, the Nominating and Governance Committee of the board of directors of the Company recommended, and the board of directors approved, that the total annual compensation for non-employee directors elected at the 2020 Annual Meeting of Shareholders also will be reduced by 20% in response to the COVID-19 pandemic. The reductions in total annual compensation for non-employee directors may be modified in the future if circumstances change.